Exhibit 99.1

Marinus Pharmaceuticals to Highlight Clinical Progress and Commercial Launch Preparedness for ZTALMY® in TSC at Investor and Analyst Day

Enrollment complete and on track to report topline data from the TrustTSC trial in tuberous sclerosis complex (TSC) in the first half of Q4 with NDA filing targeted for April 2025

TrustTSC maintained a double-blind discontinuation rate of 6.2% with 93% of patients continuing to the open-label extension

Patients who completed Marinus’ Phase 2 TSC trial and entered the long-term extension demonstrated a median reduction in seizure frequency of 56% within two years (n=9)

Real-world claims data support a significant unmet need in TSC with approximately 26% of patients having tried and failed three or more antiseizure medications

Notice of Allowance received from the USPTO for a patent application that claims ganaxolone oral titration regimens for treating a broad range of epilepsies; the patent is expected to grant shortly with a term that runs through September 2042

RADNOR, Pa. – September 20, 2024 – Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS), a pharmaceutical company dedicated to the development of innovative therapeutics to treat seizure disorders, today is hosting an Investor and Analyst Day and will present an in-depth review of the Company’s development program for ZTALMY® (ganaxolone) oral suspension CV in tuberous sclerosis complex (TSC) ahead of the Phase 3 TrustTSC trial topline data readout anticipated in the first half of the fourth quarter of 2024. The event begins at 9 a.m. ET and will be available via webcast here.

“Today, we are highlighting exciting clinical and commercial progress as we prepare to report topline data from our global Phase 3, TrustTSC trial,” said Scott Braunstein, M.D., Chairman and Chief Executive Officer of Marinus. “Newly reported data from our Phase 2 TSC trial patients showed durable and increasing reductions in seizure frequency in the long-term extension follow-up period. These data, along with a low discontinuation rate in the TrustTSC trial and a high proportion of patients transitioning into the open-label extension, increase our confidence that ZTALMY has the potential to be a meaningful treatment option for TSC patients with refractory epilepsy.”

"Patients with TSC face significant challenges due to the complex nature of their condition, which is often characterized by severe neurological manifestations, including refractory seizures and neurodevelopmental delays. Despite advancements in treatment, there remains a substantial unmet need for therapies that can reduce the frequency of seizures in children and adults,” said Dr. Mary Kay Koenig, M.D., Director of the Center for Treatment of Pediatric Neurodegenerative Disease (CTPND), Director of Research for the Division of Child & Adolescent Neurology at the University of Texas McGovern Medical School and an Investigator in the TrustTSC trial.

Dr. Braunstein added, “Alongside our clinical momentum, we are poised and ready for a rapid and efficient U.S. launch in TSC, pending FDA approval, based on our established commercial infrastructure, insights gained from our successful launch in CDD, and deep understanding of the market. In addition, we are excited to share that we expect the patent office to grant new intellectual property for ganaxolone that covers the titration regimen used in the TrustTSC trial. With a U.S. market opportunity of approximately $2.5 billion in CDD and TSC, we believe our differentiated approach and ganaxolone’s unique mechanism of action, combined with expected favorable reimbursement dynamics, can enable broader patient access and address critical unmet needs in these challenging therapeutic areas.”

Highlights from today’s presentations are summarized below.

ZTALMY®

•	On track to achieve full year 2024 ZTALMY net product revenue guidance of between $33 and $35 million

•	Data from several proprietary market research studies show a consistent unmet need among tuberous sclerosis complex (TSC) patients with refractory epilepsy and indicate likely broad payer coverage given the high disease burden and need for new therapies

•	Real-world claims data indicates that approximately 26% of coded TSC patients have tried and failed three or more antiseizure medications, supporting the Company’s addressable patient population assumptions and representing an attractive commercial opportunity

Clinical Pipeline

Tuberous Sclerosis Complex (TSC)

Phase 3 TrustTSC Trial

•	Topline data for the global Phase 3 TrustTSC trial of oral ganaxolone in TSC remains on track for the first half of the fourth quarter of 2024

o	Enrollment (n=129) completed in May 2024, with last patient visit in September

o	The trial is designed with 90% power to detect a 25% difference from placebo in percent seizure reduction

•	The fully enrolled trial maintained a low double-blind discontinuation rate of 6.2% with approximately 93% of patients continuing to the open-label extension

•	Targeting submission of a supplemental New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) in April 2025 with a request for priority review

Phase 2 TSC Trial: Long-term Extension Follow-up

•	New long-term extension follow-up data showed durable and increasing reductions in seizure frequency among patients treated with ganaxolone over a period of up to two years

•	Nine of the 23 patients enrolled in the open-label Phase 2 TSC trial qualified for and entered the long-term extension; seven patients completed two years of follow up with two patients discontinuing within that time

o	Patients (n=9) experienced a cumulative median reduction in seizure frequency of 56% within two years

o	Patients (n=6 with available data) experienced a median reduction in seizure frequency of 87% during months 22-24

•	Safety findings were consistent with the double-blind phase; no new safety findings had emerged at the time of analysis

•	Data accepted for presentation at the American Epilepsy Society Annual Meeting in December 2024

Other Rare Genetic Epilepsies

•	Presenting strategy to expand ZTALMY development in a range of developmental and epileptic encephalopathies, including Lennox-Gastaut syndrome, with clinical trials to begin in the second half of 2025, pending the TSC topline data

•	Targeting submission of an Investigational New Drug application for a novel oral ganaxolone prodrug in the fourth quarter of 2025

General Business and Financial Update

•	Full year 2024 guidance remains unchanged with projected ZTALMY net product revenue between $33 and $35 million and combined selling, general and administrative and research & development expenses in the range of approximately $135 to $140 million, including stock-based compensation expense of approximately $20 million

•	The Company expects that cash and cash equivalents of $64.7 million as of June 30, 2024, will be sufficient to fund the Company’s operating expenses and capital expenditure requirements into the second quarter of 2025

•	The Company continues to make investments to expand ZTALMY manufacturing capacity necessary for the global launch of the CDKL5 deficiency disorder indication and potential TSC expansion

•	Targeting total Company profitability within 18 months of a U.S. TSC launch

About Marinus Pharmaceuticals

Marinus is a commercial-stage pharmaceutical company dedicated to the development of innovative therapeutics for seizure disorders. The Company’s product, ZTALMY® (ganaxolone) oral suspension CV, is an FDA-approved prescription medication introduced in the U.S. in 2022. For more information, please visit www.marinuspharma.com and follow us on Facebook, LinkedIn and X.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "may", "will", "expect", "anticipate", "estimate", "intend", "believe", and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, our expectation to report topline data from the TrustTSC trial in TSC in the first half of Q4 and a targeted NDA filing of April 2025; our expectation that the patent office will grant new intellectual property for ganaxolone that covers the titration regimen used in the TrustTSC trial; our net product revenue guidance; our expectation that we will initiate additional clinical trials as a result of the pending TSC topline data; our plans to submit an Investigational New Drug application for a novel oral ganaxolone prodrug in the fourth quarter of 2025; our full-year 2024 guidance and related financial projections; our expected cash runway; our expected timeline for profitability; as well as other statements regarding our commercial and clinical strategy, development plans and timelines and other future events.

Forward-looking statements in this press release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, unexpected market acceptance, payor coverage or future prescriptions and revenue generated by ZTALMY; the pricing and reimbursement process can be time consuming and may delay commercialization of ZTALMY in one or more European countries; our dependence on Orion to commercialize ZTALMY in Europe pursuant to the exclusive collaboration agreement; unexpected actions by the FDA or other regulatory agencies with respect to our products; competitive conditions and unexpected adverse events or patient outcomes from being treated with ZTALMY, uncertainties and delays relating to the design, enrollment, completion, and results of clinical trials; unanticipated costs and expenses; the company’s cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated; our ability to comply with the FDA’s requirement for additional post-marketing studies in the required time frames; the timing of regulatory filings for our other product candidates; clinical trial results may not support regulatory approval or further development in a specified indication or at all; actions or advice of the FDA or EMA may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional clinical trials; the size and growth potential of the markets for the company’s product candidates, and the company’s ability to service those markets; the company’s expectations, projections and estimates regarding expenses, future revenue, capital requirements, and the availability of and the need for additional financing; delays, interruptions or failures in the manufacture and supply of our product candidates; the company’s ability to obtain additional funding to support its clinical development and commercial programs; the company’s ability to protect its intellectual property; and the effect of the COVID-19 pandemic on our business, the medical community, regulators and the global economy. This list is not exhaustive and these and other risks are described in our periodic reports, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Investors

Sonya Weigle

Chief People and Investor Relations Officer

Marinus Pharmaceuticals, Inc.

sweigle@marinuspharma.com

Media

Molly Cameron

Director, Corporate Communications & Investor Relations

Marinus Pharmaceuticals, Inc.

mcameron@marinuspharma.com